Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-189300) on Form S-8 and (No. 333-196720) on Form S-3 of eMagin Corporation and subsidiary of our report dated March 12, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP

Seattle, Washington

September 4, 2015